EXHIBIT 9

DEED OF IRREVOCABLE UNDERTAKING

To:          Catalyst Holdings Limited (the “Offeror”)

December 15, 2020

Offer for Cardtronics plc (the “Company”)
I the undersigned understand that the Offeror is considering the Acquisition substantially on the terms and conditions set out or referred to in the acquisition agreement between the Offeror and the Company (as amended or modified) (the “Acquisition Agreement”), a copy of which is annexed hereto.
All references in this undertaking to the “Acquisition” shall mean the proposed acquisition of the shares in the Company by or on behalf of the Offeror, which acquisition may be by way of a scheme of arrangement (under Part 26 of the Companies Act 2006) (referred to in this undertaking as the “Scheme”) and include any revision or variation in the terms of any such acquisition.
1.	Warranties and undertakings
1.1	With effect from the date on which the Offeror and the Company enter into the Acquisition Agreement, I irrevocably and unconditionally undertake, represent and warrant to the Offeror that:
(A)
I am the sole beneficial owner of (or am otherwise able to control the exercise of all rights attaching to, including the sole right to vote or to direct the vote of or to dispose of or direct the disposition and the ability to procure the transfer of), and/or am the registered holder of, the number of ordinary shares of $0.01 each in the capital of the Company set out in the first column of the table below (the “Shares”, which expression shall include any other shares in the Company issued after the date hereof and attributable to or derived from such shares);

(B)
I have not deposited any of the Shares into a voting trust or entered into a voting agreement or arrangement with respect to the Shares or granted any proxy or power of attorney with respect thereto that is inconsistent with this undertaking;

(C)
I do not own (beneficially or otherwise), am not the registered holder of, and am not interested in any shares or other securities of the Company other than those of which details are set out in the table below;

(D)	I am able to transfer the Shares free from all liens, equities, charges, encumbrances, options, rights of pre-emption, and any other third party rights and interests of any nature;
(E)
I shall not directly or indirectly, whether by merger, consolidation, division, scheme, operation of law or otherwise prior to the earlier of the Acquisition becoming effective or the valid termination of the Acquisition Agreement (in accordance with its terms):

(i)
sell, transfer, charge, encumber, grant any option over or otherwise dispose of or permit the sale, transfer, charging or other disposition or creation or grant of any other encumbrance or option of or over all or any of such Shares or interest in such Shares except under the Acquisition, or accept or authorize or approve any other offer in respect of all or any of such Shares; or

(ii)	other than pursuant to the Acquisition, enter into any agreement or arrangement or permit any agreement or arrangement to be entered into or incur any obligation or permit any obligation to arise:
(a)	in relation to, or operating by reference to, the Shares; or
(b)	to do all or any of the acts referred to in paragraph (i) above; or
(c)	which would or would reasonably be expected to restrict or impede the closing of the Acquisition or otherwise preclude me from complying with my obligations under paragraph 2, and references in this paragraph (E) to any agreement, arrangement or obligation shall include any such agreement, arrangement or obligation whether or not subject to any conditions or which is to take effect upon or following the Acquisition becoming effective or the valid termination of the Acquisition Agreement (in accordance with its terms) or upon or following this undertaking ceasing to be binding or upon or following any other event;
(F)
prior to the earlier of the Acquisition becoming effective  or the valid termination of the Acquisition Agreement (in accordance with its terms), I shall not, in my capacity as a shareholder of the Company, without the prior written consent of the Offeror, convene or requisition, or facilitate or encourage any other party’s effort to convene or requisition, join in convening or requisitioning, any general or class meeting of the Company for the purposes of voting on any resolution referred to under paragraphs 2.1(A)(ii) to 2.1(A)(iii) below;

(G)	I shall not, in my capacity as a shareholder of the Company, directly or indirectly participate or engage with, facilitate, solicit or encourage any person other than the Offeror to make any offer for any shares or other securities of the Company or take any action which is or may be prejudicial to the successful outcome of the Acquisition or which would or might have the effect of preventing any of the conditions of the Acquisition from being fulfilled;
(H)
prior to the earlier of the Acquisition becoming effective  or the valid termination of the Acquisition Agreement (in accordance with its terms) and save for the Shares and the exercise of options under any of the Company’s share option schemes, I will not acquire any shares or other securities of the Company (or any interest therein) and, if any such shares, securities or interest (including for these purposes shares arising on exercise of options) is acquired by me, such shares, securities or interest (as the case may be) shall be deemed to be included in the expression “Shares” for the purposes of this undertaking and, save for the exercise of any options under any of the Company's share option schemes I shall notify the Offeror promptly of any such acquisition and of any other dealing, disposal or change in the number of Shares; and

(I)
I have full legal capacity, power and authority and the right (free from any legal or other restrictions), and will at all times continue to have all relevant power and authority and the right, to enter into and perform my obligations under this undertaking in accordance with their terms.

2.	Scheme
2.1	With effect from the date on which the Offeror and the Company enter into the Acquisition Agreement, I irrevocably and unconditionally undertake, in my capacity as a shareholder, to the Offeror that:
(A)
I shall exercise, or, where applicable, procure the exercise of, all voting rights attaching to the Shares on any resolution (whether or not amended and whether put on a show of hands or a poll) which is proposed at any general meeting of the Company (including any adjournment thereof) ("General Meeting") or at any meeting of holders of shares in the Company convened by a Court (including any adjournment thereof) ("Court Meeting"):

(i)	in favour of any resolution necessary to implement the Acquisition;
(ii)
against any resolution which might reasonably be expected to impede or frustrate the Acquisition in any way (which shall include any resolution to approve a scheme of arrangement relating to the acquisition of any shares in the Company by a third party) or the fulfilment of any condition to the Acquisition; or

(iii)	against any resolution to approve a scheme of arrangement relating to the acquisition of any shares in the Company by a third party.
only in accordance with the Offeror’s instructions;

(B)
I shall exercise, or, where applicable, procure the exercise of, all rights attaching to the Shares to requisition or join in the requisitioning of any general meeting of the Company for the purposes of voting on any resolution referred to under paragraph (A) above, or to require the Company to give notice of any such meeting, only in accordance with the Offeror’s instructions;

(C)
for the purpose of voting on any resolution referred to under paragraph (A) above, I shall, if required by the Offeror, execute any form of proxy required by the Offeror appointing any person nominated by the Offeror to attend and vote at the relevant meetings; and

(D)
without prejudice to paragraph (C), and in the absence of any such requirement by the Offeror, I shall after the posting of the circular to be sent to shareholders of the Company containing an explanatory statement in respect of the Scheme (the “Scheme Document”) (and without prejudice to any right I have to attend and vote in person at the Court Meeting and the General Meeting to implement the Acquisition), return, or procure the return of, if applicable, the signed forms of proxy enclosed with the Scheme Document (completed and signed and voting in favour of the resolutions to implement the Acquisition) in accordance with the instructions printed on those forms of proxy and, if applicable, in respect of any Shares held in uncertificated form, take or procure the taking of any action which may be required by the Company or its nominated representative in order to make a valid proxy appointment and give valid proxy instructions (voting in favour of the resolutions to implement the Acquisition), as soon as possible and in any event within seven days after the posting of the Scheme Document.

3.	Miscellaneous
3.1
The obligations and provisions set out in this undertaking apply equally to the persons from whom I am to procure votes in favour of the resolutions to implement the Acquisition pursuant to paragraph 2.1(A) above and I shall procure the observance by such persons of the terms hereof as if they were each specifically a party hereto.

3.2
Notwithstanding anything else in this undertaking, no obligations and provisions hereof are applicable to or binding on me acting in my capacity as a director of the Company, no action taken by me in such capacity shall be capable of being a breach of this undertaking and I shall have no liability under this undertaking in respect of any action or omission when acting in such capacity.

3.3
I consent to the issue of any announcement in connection with the Acquisition incorporating references to me and to this undertaking.  I understand that, if the Acquisition proceeds, particulars of this undertaking will be contained in the Scheme Document.  I undertake to provide you with all such further information in relation to my interest and that of any person connected with me as you may require in order to comply with other legal or regulatory requirements for inclusion in the Scheme Document (or any other document required in connection with the Acquisition).

3.4	I irrevocably and by way of security for my obligations hereunder appoint the Offeror and any director or agent of the Offeror to be my attorney with full power and/or power of substitution to execute on my behalf proxy forms for any Court Meeting or General Meeting in respect of the Shares other than any Shares which are Excluded Shares (as applicable) for the duration of this undertaking and to sign, execute and deliver any documents and to do all acts and things as may be necessary or advisable for the performance of my obligations under this undertaking.
3.5
I agree that damages would not be an adequate remedy for breach of this undertaking and, accordingly, the Offeror shall be entitled to the remedies of specific performance, injunction or other equitable remedies.

3.6
This undertaking shall not oblige the Offeror to announce or proceed with the Acquisition. Without prejudice to any accrued rights, obligations or liabilities, this deed and our obligations, undertakings, representations and warranties herein shall terminate and cease to have any effect:

(A)	on the date on which the Acquisition Agreement is validly terminated (in accordance with its terms); or
(B)	on the date on which a third party offer (whether implemented by way of a scheme or an offer) is declared wholly unconditional or becomes effective, as applicable.
3.7
This undertaking shall be governed by and construed in accordance with English law.  Any matter, claim or dispute, whether contractual or non-contractual, arising out of or in connection with this undertaking is to be governed by and determined in accordance with English law and shall be subject to the exclusive jurisdiction of the English courts.

[Signature Page Follows]

I intend this document to be a deed and execute and deliver it as a deed.

Executed as a deed by -	Douglas Braunstein
/s/ Douglas Braunstein
Signature

in the presence of:

Signature of witness	/s/ Michael D. Pinnisi

Name of witness	Michael D. Pinnisi

Address of witness	570 Lexington Avenue, 35th Floor
New York, NY 10022

Occupation of witness	Chief Operating Officer, Hudson Executive Capital LP

[Signature Page to Director Shareholder Irrevocable Undertaking]

TABLE
1. Number of ordinary shares	2. Number of ordinary shares under option	3. Interests in ordinary shares arising from loan stock	4. *Registered owner	5. *Beneficial owner
8,088	0	0	Douglas Braunstein	Douglas Braunstein

Mr. Braunstein may be considered to beneficially own the securities owned by Hudson Executive Capital LP but those securities are not included in the definition of Shares under this Deed of Irrevocable Undertaking.
* Where more than one, indicate number of shares attributable to each.